Exhibit 14.3

HUNTMOUNTAIN RESOURCES
CODE OF ETHICS
FINANCIAL REPORTING OFFICERS

I.	Purpose of this Code

The purpose of this code is to define standards applicable to the Chief Executive Officer, the Chief Financial Officer and any other person performing similar functions (the "Financial Reporting Officers") at HuntMountain Resources Ltd. (the "Company") in order to promote:

1.1	honest and ethical conduct;

1.2	avoidance of conflicts of interest, whether actual or apparent;

1.3
full, fair, accurate, timely and understandable disclosure in financial statements, reports and documents that the Company files with, or submits to, shareholders, securities authorities, as well as in other public communications made by the Company;

1.4	compliance with various legislations and regulations applicable to the Company;

1.5	prompt internal disclosure of any violation of the present code; and

1.6	accountability for any failure to respect the present code.

II.	Honest and Ethical Conduct

Financial Reporting Officers are vested with both the responsibility and authority to protect, balance, and preserve the interests of all of the Company’s stakeholders, including shareholders, clients, employees and suppliers. Financial Reporting Officers fulfill this responsibility by prescribing and enforcing the policies and procedures employed in the operation of the Company’s financial organization and by exhibiting and promoting the highest standards of honest and ethical conduct.

In respect of the latter, Financial Reporting Officers shall :

2.1	not abuse their position to obtain advantage for themselves, family members or close associates, and/or demonstrate abuses of authority;

2.2
refrain from engaging in professional conduct that would discredit and/or compromise the integrity of the Company, including: neglect of duty, deceit, breach of confidence, corrupt practices, unlawful or unnecessary breaches of authority;

2.3	serve loyally, without self-interest and free from conflicts with other commitments including advocacy or interest groups and memberships on boards of other companies or staffs; and

2.4	avoid any conflict of interest with respect to their fiduciary responsibilities.

3.	Precautions, Rules and Obligations in Case of Conflicts of Interest

Generally, the Financial Reporting Officers must not place themselves in a situation of conflict of interest, whether actual or apparent, and not to take into consideration, in the performance of their functions, interests that are not exclusively the best interests of the Company. The following guidelines describe more precise rules in this regard. However, these rules are not exhaustive and must not be interpreted so as to restrict the general rule.

Every Financial Reporting Officer must disclose, in writing and promptly, to the chairman of the audit committee of the board of directors and his immediate superior:

3.1
any position or function that he holds as an officer, director or employee with any other companies, non-profit organizations and corporations or other public and para-public organizations or institutions;

3.2	any business relationship he has with clients, suppliers or competitors of the Company, other than as a Financial Reporting Officer of the Company;

3.3
any relationship he has with persons working for any external auditor of the Company, or any of its subsidiaries, other than relationships directly and exclusively related to the performance of the external audit mandates;

3.4
any business relationship that the companies, organizations and corporations in which (the “Related Corporations”), whether directly or through a holding or management company, or through a member of his family or a person that is an associate , he holds an interest as shareholder, lender, creditor, debtor, investor, have with the Company, its subsidiaries, as well as with clients, suppliers or competitors of the Company; notwithstanding the above, in the event where the only interest with the Related Corporation is as a shareholder holding less than 1% of the shares of the share capital of such Related Corporation, no disclosure is required;

3.5	all business relationships he has with the Company or its subsidiaries, other than as a Financial Reporting Officer of the Company;

3.6
any profit that he, a member of his family or any other person associated to him   is likely to derive from a transaction concluded or planned by the Company with a third party, other than in his capacity as a shareholder of the Company;

3.7
any circumstance or event relating to him, that is susceptible to make him unable to fulfill his functions in conformity with his job description and his objectives, the laws and regulations, or policies of the Company, or that could materially affect the reputation or the best interest of the Company; and

3.8	any circumstance, fact or event regarding the Company, a director, an officer, or any other person, that is likely to materially and negatively affect the reputation or best interests of the Company.

For the purpose of this code, conflict of interest means every situation in which a Financial Reporting Officer could be inclined to favor his own interests or those of a third party in a manner that is contrary or in preference to the interests of the Company. A situation of apparent conflict of interest can be just as harmful, since it is likely to spread doubt among the shareholders of the Company, in the public opinion or even within the Company itself.

4.	Financial Records and Compliance

4.1
All financial data must be gathered, compiled, and treated by the Financial Reporting Officers with rigor and integrity, in order to give a fair, true and accurate picture of the financial situation of the Company.

4.2	All reports and financial statements must be set out in a complete, fair, accurate, comprehensible and timely manner.

4.3
In the performance of their functions, the Financial Reporting Officers must comply with the laws and regulations applicable to the Company, the Generally Accepted Accounting Principles (GAAP) in the United States of America , the rules prescribed by the regulatory authorities having jurisdiction over the activities of the Company and the policies of the Company.

4.4
In any case where a rule, a principle or a policy is or is likely to be in conflict with another one, the Financial Reporting Officers must submit the reconciliation or the suggested choice for the prior approval of their immediate superior and, in the formulation of such suggestion, must respect the best interests of those who ultimately rely on the financial data published by the Company.  All of these conflicts must be reported to the audit committee, on a timely basis, as well as the interpretation that has been retained.

5.	Procedure and Sanctions

5.1
In any case where a more specific procedure has not been established in the present code or in another official communication of the Company, any question related with the application of the present code must be submitted to the attention of the Chief Financial Officer of the Company or to the person appointed by him for such purpose.

5.2
Any violation of this code must be brought to the attention of the immediate superior of the Financial Reporting Officer who has knowledge of such violation and, if this violation is not corrected by the immediate superior, to the hierarchical superior of the Financial Reporting Officer's immediate superior and so on, up the hierarchy of authority, for as long as the violation has not been corrected and as high as the audit committee, if necessary.

5.3	Every violation to this code shall be disclosed to the audit committee on a timely manner.

5.4	Any Financial Reporting Officer who does not comply with this code is subject to disciplinary sanctions that could go as far as the termination of his employment.

5.5
In no circumstances, and without restricting the protections granted by law, will the action of raising questions regarding the applicable procedure for the treatment of accounting data be considered as a motive for disciplinary sanctions or the termination of employment of the Financial Reporting Officer who pointed out the questions.

5.6
The rules set out in this code are not exhaustive and must not be interpreted as a limitation to the other policies and rules applicable to the employees of the Company, in general, and to the Financial Reporting Officers, in particular.  Furthermore, these rules do not limit the rights to manage and direct the Company, provided that the exercise of these rights allows for the respect of this code.

6.	Certificate, Review and Disclosure

6.1	Each Financial Reporting Officer shall sign, on an annual basis, a certificate undertaking to comply with this code and shall file said certificate with the Corporate Secretary of the Company.

6.2	The Audit Committee shall review and reassess the adequacy of this code at least annually and otherwise as it deems appropriate, and propose recommended changes to the Board of Directors.

6.3	All amendments to and waivers of this code shall be publicly disclosed by the Company in conformity with applicable legal and regulatory requirements.

Approved by the Board of Directors of HuntMountain Resources on December 28, 2007.